Trinity Capital Inc. Reports First Quarter 2023 Financial Results

PHOENIX, May 4, 2023 – Trinity Capital Inc. (Nasdaq: TRIN and TRINL) (“Trinity Capital” or the “Company”), a leading provider of diversified financial solutions to growth-stage companies, today announced its financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

•
Total investment income of $41.5 million, an increase of 30.5% year-over-year
•
Net investment income (“NII”) of $19.3 million, or $0.55 per basic share, an increase of 23.7% year-over-year
•
Net increase in net assets resulting from operations of $22.5 million, or $0.64 per basic share
•
Aggregate debt and equity investment commitments of $43.2 million
•
Total gross investments funded of $70.4 million, comprised of $5.0 million in one new portfolio company, $60.2 million across 11 existing portfolio companies, and $5.2 million into the recently formed joint venture (the “JV”)
•
16.5% Return on Average Equity “ROAE” (NII/Average Equity)
•
6.8% Return on Average Assets “ROAA” (NII/Average Assets)
•
Debt principal repayments of $82.8 million, including $13.1 million from early repayments and $42.1 million of assets sold to the JV
•
Declared a dividend distribution of $0.47 per share for the first quarter of 2023, an increase of 2.2% from the regular dividend declared in the fourth quarter of 2022

“Our performance in the first quarter generated record NII results, providing 117% coverage on our regular dividend,” said Steven Brown, Chairman and Chief Executive Officer of Trinity Capital. “Trinity’s differentiated platform is positioned to capitalize on investment opportunities in a dynamic market as companies seek a partner that can support them through their various growth stages. Our veteran team, diversified portfolio and strong balance sheet, supported by our joint venture, are as healthy as ever as we provide financial solutions that meet the needs of growth-stage businesses.”

Kyle Brown, President and Chief Investment Officer of Trinity Capital, added, “Trinity is well positioned given recent volatility in the banking industry, which has fundamentally changed the market. Businesses are looking for more stable, non-bank solutions for their financing needs and we intend to capitalize on this opportunity with a combination of on- and off-balance sheet solutions. Our core priorities of portfolio management and credit quality remain firmly rooted in our operating process. We continue to track markets and maintain constant oversight and communication with our portfolio companies as they navigate the current economic environment. Trinity continues to realize its vision as an emerging leader, providing diversified financial solutions to the global growth economy.”

First Quarter 2023 Operating Results

For the three months ended March 31, 2023, total investment income was $41.5 million compared to $31.8 million for the quarter ended March 31, 2022. This represents an effective yield on the average debt investments at cost of 15.2% and 16.3% for the periods ended March 31, 2023 and 2022, respectively. The decrease in the effective yield is attributed to lower fees and income acceleration as a result of lower early repayments. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events and may fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total operating expenses and excise taxes, excluding interest expense, for the first quarter of 2023 were $11.1 million compared to $9.4 million during the first quarter of 2022. The increase was primarily attributable to higher compensation associated with additional headcount, variable compensation, amortization of restricted stock grants and higher professional fees.

Interest expense for the first quarter of 2023 was $11.1 million compared to $6.8 million during the first quarter of 2022. The increase is primarily attributable to an increase in borrowings under the 2025 Notes and the KeyBank Credit Facility, and increased interest rates under the credit facility due to an increase in SOFR.

Net investment income was approximately $19.3 million, or $0.55 per share based on 35.1 million basic weighted average shares outstanding for the first quarter of 2023, compared to $15.6 million or $0.57 per share for the first quarter of 2022 based on 27.4 million basic weighted average shares outstanding.

Net unrealized appreciation of $3.5 million during the first quarter of 2023 was primarily attributable to $2.8 million related to specific portfolio adjustments in connection with improved performance by the portfolio companies, $1.4 million related to interest rate changes and $0.3 million due to the reversal of unrealized depreciation to realized losses, offset by $1.0 million related to general market volatility.

First quarter 2023 net realized loss on investments was approximately $0.4 million, primarily attributable to a loss in one portfolio company.

First quarter 2023 net increase in net assets resulting from operations was $22.5 million, or $0.64 per share based on 35.1 million basic weighted average shares outstanding. This compares to a net decrease in net assets resulting from operations of $9.1 million or $0.33 per share based on 27.4 million basic weighted average shares outstanding for the first quarter of 2022.

Trinity Capital’s higher weighted average share count for the three-month period ended March 31, 2023, as compared to the prior year is primarily the result of shares issued under public equity offerings in April and August of 2022, shares issued under the Company’s ATM program and dividend reinvestment plan and the issuance of restricted stock to officers and employees under the 2019 Trinity Capital Inc. Long Term Incentive Plan, offset by shares purchased under the Company’s stock repurchase program.

Net Asset Value

Total net assets at the end of the first quarter of 2023 increased by 2.2% to $469.7 million, compared to $459.6 million at the end of Q4 2022. The increase in total net assets was primarily driven by net investment income that exceeded the declared dividend and net unrealized appreciation. The decrease in NAV per share to $13.07 from $13.15 per share was primarily driven by additional shares issued through restricted stock awards.

Portfolio and Investment Activity

As of March 31, 2023, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $1.1 billion and was comprised of approximately $808.0 million in secured loans, $239.1 million in equipment financings and $44.4 million in equity and warrants across 115 portfolio companies, including the Company’s investment in the JV. The Company’s debt portfolio is comprised of 71.5% first lien loans and 28.5% second lien loans, with 70.0% of the debt portfolio at floating rates based on principal outstanding.

During the first quarter, the Company originated approximately $43.2 million of total new commitments. First quarter investments funded totaled approximately $70.4 million, which was comprised of a $5.0 million investment in one new portfolio company, a $5.2 million investment in the JV and approximately

$60.2 million of investments in 11 existing portfolio companies. Investment fundings during the quarter for loans totaled $35.9 million, equipment financings totaled $31.3 million and warrant and equity investments totaled $3.2 million.

Proceeds received from repayments of the Company's debt investments during the first quarter totaled approximately $82.8 million, which included $42.1 million of investments sold to the JV, $27.6 million from normal amortization and $13.1 million from early debt repayments. The investment portfolio decreased by $6.4 million on a cost basis, a decrease of 0.6%; and by $2.9 million on a fair value basis, a decrease of 0.3% as compared to December 31, 2022.

As of the end of the first quarter and consistent with the prior quarter, loans to two portfolio companies and equipment financings to two portfolio companies were on non-accrual status with a total fair value of approximately $23.9 million, or just 2.3% of the Company’s debt investment portfolio at fair value.

The following table shows the distribution of the Company’s loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of March 31, 2023 and December 31, 2022 (dollars in thousands):

		March 31, 2023		December 31, 2022
Investment Risk Rating Scale Range	Designation	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
4.0 - 5.0	Very Strong Performance	$2,513	0.2%	$2,729	0.3%
3.0 - 3.9	Strong Performance	285,484	27.3%	239,872	22.9%
2.0 - 2.9	Performing	719,752	68.8%	756,596	72.1%
1.6 - 1.9	Watch	19,270	1.8%	39,315	3.7%
1.0 - 1.5	Default/Workout	16,450	1.6%	10,317	1.0%
Total Debt Investments excluding i40, LLC		1,043,469	99.7%	1,048,829	100.0%
	i40, LLC	3,629	0.3%	—	0.0%
Total Debt Investments		$1,047,098	100.0%	$1,048,829	100.0%

As of March 31, 2023, the Company’s loan and equipment financing investments had a weighted average risk rating score of 2.8 as compared to 2.8 as of December 31, 2022. Trinity Capital's grading scale is comprised of numerous factors, two key factors being liquidity and performance to plan. A company may be downgraded as it approaches the need for additional capital or if they are underperforming relative to their business plans. Conversely, they may be upgraded upon a capitalization event or if they are exceeding their plan. As such, the overall grading may fluctuate quarter-to-quarter.

Liquidity and Capital Resources

As of March 31, 2023, the Company had approximately $174.8 million in available liquidity, including $8.3 million in unrestricted cash and cash equivalents. At the end of the period, the Company had approximately $166.5 million in available borrowing capacity under its credit facility with KeyBank, subject to existing terms and advance rates and regulatory and covenant requirements.

As of March 31, 2023, Trinity Capital's leverage or debt-to-equity ratio was approximately 131% as compared to 135% as of December 31, 2022. The decrease in the leverage ratio was primarily attributable to the increase in total net assets during the first quarter of 2023.

Distributions

On March 14, 2023, the Company’s Board of Directors declared a dividend of $0.47 per share with respect to the quarter ended March 31, 2023, which was paid on April 14, 2023, to stockholders of record as of March 31, 2023.

Conference Call

Trinity Capital will hold a conference call to discuss its first quarter 2023 financial results at 3:00 p.m. Pacific Time (6:00 p.m. Eastern Time) on Thursday, May 4, 2023.

To listen to the call, please dial (800) 343-4849, or (203) 518-9856 internationally, and reference Conference ID: TRINQ123 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 839-9145 or (402) 220-6080.

About Trinity Capital Inc.

Trinity Capital Inc. (Nasdaq: TRIN and TRINL), an internally managed business development company, is a leading provider of diversified financial solutions to growth-stage companies with institutional equity investors. Trinity Capital's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments, including term loans and equipment financings and equity-related investments. Trinity Capital believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience and track record in lending to growth stage companies. For more information, please visit the Company's website at www.trinitycap.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID-19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Trinity undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact

Vibhor Garg
Managing Director, Marketing
Trinity Capital, Inc.
ir@trincapinvestment.com

TRINITY CAPITAL INC.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Investments at fair value:
Control investments (cost of $44,096 and $43,375, respectively)	$38,442	$37,313
Affiliate investments (cost of $28,580 and $28,580, respectively)	7,688	1,528
Non-control / Non-affiliate investments (cost of $1,074,533 and $1,081,629, respectively)	1,045,401	1,055,545
Total investments (cost of $1,147,209 and $1,153,584, respectively)	1,091,531	1,094,386
Cash and cash equivalents	8,344	10,612
Interest receivable	10,450	9,971
Deferred credit facility costs	2,713	2,903
Other assets	10,264	8,567
Total assets	$1,123,302	$1,126,439

LIABILITIES
KeyBank Credit Facility	$183,500	$187,500
2025 Notes, net of $3,465 and $3,948, respectively, of unamortized deferred financing costs	179,035	178,552
August 2026 Notes, net of $1,959 and $2,103, respectively, of unamortized deferred financing costs	123,041	122,897
December 2026 Notes, net of $1,381 and $1,474, respectively, of unamortized deferred financing costs	73,619	73,526
Convertible Notes, net of $1,722 and $1,882, respectively, of unamortized deferred financing costs and discount	48,278	48,118
Distribution payable	16,885	21,326
Security deposits	15,277	15,100
Accounts payable, accrued expenses and other liabilities	13,997	19,771
Total liabilities	653,632	666,790

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 35,925,764 and 34,960,672 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively)	36	35
Paid-in capital in excess of par	484,951	480,532
Distributable earnings/(accumulated deficit)	(15,317)	(20,918)
Total net assets	469,670	459,649
Total liabilities and net assets	$1,123,302	$1,126,439
NET ASSET VALUE PER SHARE	$13.07	$13.15

TRINITY CAPITAL INC.

Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2023	March 31, 2022
INVESTMENT INCOME:
Interest income:
Control investments	$1,116	$1,373
Affiliate investments	34	428
Non-Control / Non-Affiliate investments	39,381	26,605
Total interest income	40,531	28,406
Fee income:
Affiliate investments	453	—
Non-Control / Non-Affiliate investments	554	3,439
Total fee income	1,007	3,439
Total investment income	41,538	31,845

EXPENSES:
Interest expense and other debt financing costs	11,081	6,798
Compensation and benefits	7,617	6,455
Professional fees	1,417	832
General and administrative	1,495	1,477
Total expenses	21,610	15,562

NET INVESTMENT INCOME/(LOSS) BEFORE TAXES	19,928	16,283

Excise tax expense	597	674

NET INVESTMENT INCOME	19,331	15,609

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Non-Control / Non-Affiliate investments	(365)	52,644
Net realized gain/(loss) from investments	(365)	52,644

NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) FROM INVESTMENTS:
Control investments	408	(4,331)
Affiliate investments	976	(3,264)
Non-Control / Non-Affiliate investments	2,136	(69,723)
Net change in unrealized appreciation/(depreciation) from investments	3,520	(77,318)

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$22,486	$(9,065)

NET INVESTMENT INCOME PER SHARE - BASIC	$0.55	$0.57
NET INVESTMENT INCOME PER SHARE - DILUTED	$0.52	$0.54

NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC	$0.64	$(0.33)
NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - DILUTED	$0.60	$(0.33)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	35,074,076	27,416,943
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	38,740,871	30,768,333